UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 30, 2007 (January 24, 2007)
Date of Report (Date of earliest event reported)

COMPETITIVE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8696	36-2664428
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number )	Identification No.)

777 Commerce Drive, Suite 100, Fairfield, Connecticut 06825
(Address of principal executive offices) (Zip Code)

(203) 368-6044
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 26, 2007, Competitive Technologies, Inc. (the “Company”), John Nano (“Nano”), and Commerce Bank, N.A. (the “Escrow Agent”), entered into an escrow agreement (the “Agreement”). Pursuant to the terms of the Agreement, the Company delivered $2,500,000 to the Escrow Agent be held in escrow until such time as the parties and their respective counsel agree, or upon receipt of a final, non-appealable order from the court in the litigation between Nano and the Company. Interest on the escrowed funds shall accrue to the Company. A copy of the Agreement is attached as Exhibit 10.1.

Item 8.01. Other Events.

On January 24, 2007, the Company announced that it had reached an agreement with John B. Nano relating to a prejudgment remedy hearing scheduled to proceed on the same day before Federal Court Magistrate Judge Thomas P. Smith. Pursuant to the agreement, which the court ordered, the hearing was cancelled and the Company agreed to post a bond from a reputable insurance company in the amount of $2.5 million by the close of business on January 26, 2007, to serve as security. In addition, the court agreed to assist the parties in expedited settlement discussions. A copy of the press release is attached as Exhibit 99.1.

Due to time constraints, the Company was unable to secure a bond by the specified date, and the parties agreed that the Company would place the funds into an escrow account in a bank.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
Exhibit 10.1	Escrow Agreement entered into as of the 26th day of January, 2007, by and between Competitive Technologies, Inc., John Nano, and Commerce Bank, N.A.

Exhibit 99.1	Press release dated January 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPETITIVE TECHNOLOGIES, INC.

Date: January 30, 2007	By:	/s/ Michael D. Davidson
	Name:	Michael D. Davidson
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1^	Escrow Agreement entered into as of the 26th day of January, 2007, by and between Competitive Technologies, Inc., John Nano, and Commerce Bank, N.A.

Exhibit 99.1+	Press release dated January 24, 2007.

^ Filed herewith

+ Furnished herewith